Exhibit 99.2

[LETTERHEAD OF PLATO LEARNING, INC.]

PRESS RELEASE

For Immediate Release	Contact: John Murray, President & CEO John Buske, VP Finance & CFO Steve Schuster, VP & Treasurer 952-832-1000

PLATO Learning, Inc. Completes Acquisition
of Wasatch Interactive Learning Corporation

MINNEAPOLIS, MN – April 5, 2001 – PLATO Learning, Inc (NASDAQ: TUTR) announced today that it finalized its acquisition of Wasatch Interactive Learning Corporation (OTCBB: ILRN), a provider of comprehensive on-line courseware for K-8 education and supplementary materials for adult education. This acquisition by PLATO Learning builds on its heritage of innovation in education technology by adding high quality, instructionally sound K-8 courseware. Together, the combined organization serves over 10,000 education clients with its market-leading, comprehensive solutions for K-12 and adult learning.

Approximately 90% of Wasatch stockholders approved PLATO Learning’s acquisition today, finalizing the transaction that was announced in January. Wasatch’s founders, Barbara Morris and Carol Loomis, will continue to lead Wasatch’s efforts and will become part of the PLATO Learning management team. Ms. Morris and Ms. Loomis each have over twenty years of education experience. Ms. Morris, president and CEO of Wasatch will report to John Murray, president and CEO of PLATO Learning. Wasatch and its employees will remain in Salt Lake City, Utah.

John Murray, President and Chief Executive Officer of PLATO Learning commented, “There is increasing demand for high quality, standards-based, state correlated curriculum at all levels of K-12. With the integration of 1,500 hours of K-8 courseware from Wasatch and our 2,000 hours of courseware we offer an unmatched, K-12 solution to help educators drive real results in the classroom. Educators and the financial community alike have applauded this combination and early sales are expected.”

Mr. Murray continued, “Since our announcement of the definitive agreement in January, the two companies have worked hard to develop a good working relationship, selectively seek and execute co-marketing opportunities and develop a comprehensive integration plan. Our key math and reading curricula complement each other very well and we share leading-edge multimedia development platforms and flexible delivery solutions via networks and the Internet: ideally positioning us in the rapidly growing education market.”

Barbara Morris, co-founder and CEO of Wasatch, noted, “We believe the combination of the Wasatch K-8 comprehensive product offering with the PLATO® courseware and delivery systems will provide the total K-12 solution that will set the standard in the education industry. PLATO Learning has a great reputation for software that promotes learning and gets results, which is consistent with Wasatch’s mission and product development philosophy.”

Ms. Morris added, “PLATO Learning’s heritage of innovation, quality multimedia courseware, service and support, and its growth and profitability make it truly unique in the educational software industry. We are excited to be part of the PLATO Learning family in offering a comprehensive solution for schools.”

About PLATO Learning

PLATO Learning, Inc. is a leading provider of computer-based and e-learning instruction, offering basic to advanced level courseware in reading, writing, math, science, social studies, and life and job skills. The PLATO® Learning System and PLATO® Web Learning Network provide more than 3,500 hours of objective-based, problem-solving courseware and include assessment, alignment and management tools to facilitate the learning process.

With annual revenues of over $58 million, PLATO Learning, Inc. is a publicly held company traded as TUTR on the NASDAQ-NMS. PLATO® educational software is marketed to K-12 schools, colleges, job training programs, correctional institutions, military education programs, corporations and consumers. PLATO software is delivered via networks, CD-ROM, the Internet and private intranets. It is available for immediate purchase and electronic download on the company’s Web site.

PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, (952) 832-1000 or (800) 869-2000. The company has domestic offices throughout the United States and international offices in the United Kingdom and Canada. International distributors are located in Puerto Rico, Singapore, South Africa and the United Arab Emirates. The company’s Web address is www.plato.com.

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Any statements made regarding the Company’s anticipated revenues, earnings and potential success are forward-looking statements, which are subject to the risks and uncertainties as those described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2000. Actual results may differ materially from anticipated results.

® PLATO is a registered trademark of PLATO Learning, Inc.